Exhibit 99.1

ASCENDIA BRANDS, INC. COMPLETES DEBT RESTRUCTURING AND NEW EQUITY INVESTMENT; WILL DELIST FROM AMEX

Hamilton, NJ – January 17, 2008 – Ascendia Brands, Inc. (AMEX:ASB) announced today the closing of an equity investment in the Company and the related restructuring of its senior debt facility. An affiliate of Prentice Capital Management, LP has invested $26.5 million in a newly created class of voting, convertible Series C Preferred Stock. The amount of the investment includes the conversion of a $2 million unsecured loan previously provided by an affiliate of Prentice in November, 2007. The effective conversion price of the Series C Preferred Stock is $0.1326 per share, which represents a discount of 15 percent off the average closing price of Ascendia’s common stock for the ten trading days prior to the approval of the transaction by Ascendia’s Board of Directors, which occurred on December 28, 2007. Ascendia will use the proceeds of the sale to pay down $1.5 million of its First Lien Term Notes, to pay off the current balance of $18,403,258 on its revolving credit facility and for general corporate purposes. The issuance of the Series C Preferred Stock will trigger the anti-dilution provisions of certain outstanding warrants and the Company’s secured convertible notes.

Holders of the Series C Preferred Stock have the right to appoint a majority of Ascendia’s directors. In connection with the closing of the transaction, Edward J. Doyle, Kenneth D. Taylor and Francis G. Ziegler resigned from the Board and the Company expects to announce replacements shortly.

Concurrently with the sale of the Series C Preferred Stock, Ascendia also entered into an agreement with its senior lenders to re-structure its First and Second Lien loan facilities. Under the terms of the restructuring, Ascendia’s lenders have agreed to adjust certain financial covenants through the end of Ascendia’s 2009 fiscal year (ending February 28, 2009), and allow for the deferral of certain interest payments. Margins on the senior debt have been increased in consideration of the financial covenant relief and restructuring and the Company will accrue a fee of up to $2 million to the holders of its Term Notes A-1.

Ascendia also announced today that it is notifying the American Stock Exchange that it will delist from the Exchange and will file a Form 25 with the Securities and Exchange Commission within 10 days for the purpose of delisting its Common Stock. The Company is not in compliance with Exchange’s continued listing standards because its stockholders’ equity remains below the minimum amount required by the Exchange. The Company does not anticipate regaining compliance with this requirement within the time frame required by the Exchange and accordingly it is withdrawing its appeal against the current delisting proceeding. The delisting will become effective 10 days thereafter, whereupon Ascendia anticipates that its Common Stock will be quoted in the Pink Sheets. Ascendia will continue to explore other options for the quotation or listing of its Common Stock.

Steven R. Scheyer, President and Chief Executive Officer of Ascendia, commented: “We are very pleased to have completed this new investment in the Company and the restructuring of our senior debt. This closing, which is the culmination of several months work, makes it possible to focus all of the Company’s attention on driving sales growth, cost reduction, serving our customers and delivering value to our shareholders.”

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™* and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com